Exhibit 99.(k)(5)

RMR REAL ESTATE INCOME FUND

AUCTION AGENCY AGREEMENT

dated as of               , 2009

Relating to

Series M Auction Preferred Shares

Series T Auction Preferred Shares

Series W Auction Preferred Shares

Series Th Auction Preferred Shares

Series F Auction Preferred Shares

of

RMR REAL ESTATE INCOME FUND

THE BANK OF NEW YORK

as Auction Agent

This Auction Agency Agreement (this “Agreement”), dated as of           , 2009, is between RMR Real Estate Income Fund (the “Fund”) and The Bank of New York, a New York banking corporation.

The Fund proposes to issue, pursuant to Article X of the Fund’s Bylaws (as defined below), five series of auction preferred shares, each with a par value $.0001 per share and a liquidation preference of $25,000 per share, designated as follows:

•      Series M Auction Preferred Shares;

•      Series T Auction Preferred Shares;

•      Series W Auction Preferred Shares;

•      Series Th Auction Preferred Shares; and

•      Series F Auction Preferred Shares (collectively, the “Preferred Shares”).

The Fund desires that The Bank of New York perform certain duties as agent in connection with each Auction (as defined below) of Preferred Shares (in such capacity, the “Auction Agent”), and as the transfer agent, registrar, distribution paying agent and redemption agent with respect to the Preferred Shares (in such capacity, the “Paying Agent”), upon the terms and conditions of this Agreement, and the Fund hereby appoints The Bank of New York as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the “Auction Agent,” except in Sections 3 and 4 below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Fund and the Auction Agent agree as follows:

I.              DEFINITIONS AND RULES OF CONSTRUCTION.

1.1           Terms Defined by Reference to the Bylaws.

Capitalized terms not defined herein shall have the respective meanings specified in the Bylaws.

1.2           Certain Defined Terms.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

(a)           “Agent Member” of any Person shall mean such Person’s agent member of a participant in the Securities Depository that will act on behalf of a Bidder.

(b)           “Auction” shall mean each periodic implementation of the Auction Procedures.

(c)           “Auction Procedures” shall mean the Auction Procedures that are set forth in Part II of Article X of the Bylaws.

(d)           “Authorized Officer” shall mean each Managing Director, Vice President, Assistant Vice President and Assistant Treasurer of the Auction Agent assigned to the Dealing and Trading Group of its Corporate Trust Department, and every other officer or employee of the Auction Agent designated as an “Authorized Officer” for purposes hereof in a written communication from the Auction Agent to the Fund.

(e)           “Broker-Dealer Agreement” shall mean each agreement between the Auction Agent and a broker-dealer substantially in the form attached hereto as Exhibit A.

(f)            “Bylaws” shall mean the Bylaws of the Fund specifying the powers, preferences and rights of the Preferred Shares.

(g)           “Closing” with respect to the Preferred Shares, shall mean the date the Fund consummates the transactions for the initial issuance and sale of the Preferred Shares.

(h)           “Existing Holder” means a Broker-Dealer (or any such other person as may be permitted by the Fund) that is listed on the Existing Holder Registry (as defined below).

(i)            “Electronic Means” means, facsimile transmission, email transmission or other similar electronic means of communication providing evidence of transmission, including a telephone communication confirmed by any other method set forth in this definition.

(j)            “Fund Officer” shall mean the President, each Vice President (whether or not designated by a number or word or words added before or after the title “Vice President”), the Secretary, the Treasurer, each Assistant Secretary of the Fund and every other officer or employee of the Fund designated as a “Fund Officer” for purposes hereof in a written notice from the Fund to the Auction Agent.

(k)           “Holder shall mean the registered holder of the Preferred Shares, listed as such in the stock register maintained by the Paying Agent pursuant to Section 4.6 hereof, which term shall include The Depository Trust Company and its successors and assigns or any other securities depository selected by the Fund.

(l)            “Interest Equivalent” means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

1.3           Rules of Construction.

Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

(a)           Words importing the singular number shall include the plural number and vice versa.

(b)           The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(c)           The words “hereof,” “herein,” “hereto,” and other words of similar import refer to this Agreement as a whole.

(d)           All references herein to a particular time of day shall be to New York City time.

(e)           Regardless of the capacity in which The Bank of New York is acting under this Agreement, the provisions of this Agreement that are of general applicability (e.g. Sections I, V.5.2, VI and VII) shall apply to The Bank of New York, in spite of referring to The Bank of New York as “Auction Agent.”

II.            THE AUCTION.

2.1           Purpose; Incorporation by Reference of Auction Procedures.

(a)           The Bylaws provide that the Applicable Rate on Preferred Shares for each Distribution Period therefor after the initial Distribution Period shall be the rate per annum that a commercial bank, trust company or other financial institution appointed by the Fund advises results from the implementation of the Auction Procedures.  The Board of Trustees of the Fund has adopted a resolution appointing The Bank of New York as Auction Agent for purposes of the Auction Procedures.  The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for the Preferred Shares for the next Distribution Period.

(b)           All of the provisions contained in the Auction Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were set forth fully herein.  In the case of any conflict between the terms of any document incorporated herein by reference and the terms hereof, the Auction Agent shall not be liable for its actions or inaction in accordance with the terms of this Agreement.

2.2           Preparation for Each Auction; Maintenance of Registry of Existing Holders.

(a)           Prior to the first Auction in which a Broker-Dealer will participate, the Fund shall provide the Auction Agent with a manually signed Broker-Dealer Agreement executed by such Broker-Dealer, if not previously so provided.  The Auction Agent shall maintain a current registry of Persons that are Existing Holders, which shall for this purpose be the Broker-Dealers (such registry being herein called the “Existing Holder Registry”).  Such Persons shall constitute the Existing Holders for purposes of each Auction.  The Auction Agent may conclusively rely upon, as evidence of the identities of the Existing Holders, (i) the results of each Auction, and (ii) notices from any Existing Holder as described in the first sentence of Section 2.2(e).  Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Fund shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Fund shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer.  The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

(b)           The provisions contained in Section D of Part I of Article X of the Bylaws concerning Special Rate Periods and the notification of a Special Rate Period will be followed by the Fund and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein. In the case of any conflict between the terms of any document incorporated herein by reference and the terms hereof, the Auction Agent shall not be liable for its actions or inaction in accordance with the terms of this Agreement.

(c)           The current Applicable Percentage is [200%].  In the event that the credit rating of the Preferred Shares changes in a way that results in a change in the Applicable Percentage, the Fund shall send prompt notice by Electronic Means in writing of such change to the Auction Agent.  In the absence of its actual receipt of any such written notice, the Auction Agent is authorized to apply, and shall be fully protected in applying, the Applicable Percentage last communicated to it by the Fund in a notice or set forth above in this paragraph.

(d)           (i)            On each Auction Date, the Auction Agent shall determine the distribution rate and the Maximum Rate.  If any LIBOR Rate, Treasury Index Rate, Treasury Note Rate or Reference Rate, as the case may be, is not quoted on an interest equivalent basis, the Auction Agent shall convert the quoted rate to the interest equivalent thereof as set forth in the definition of such rate in the Bylaws if the rate obtained by the Auction Agent is quoted on a discount basis, or if such rate is quoted on a basis other than an interest equivalent or discount basis the Auction Agent shall convert the quoted rate to an interest equivalent rate after consultation with the Fund as to the method of such conversion.

(ii)           If any LIBOR Rate is to be based on rates supplied by LIBOR Dealers and one or more of the LIBOR Dealers shall not provide a quotation for the determination of such LIBOR Rate, the Auction Agent shall promptly notify the Fund so that the Fund can determine whether to select a substitute LIBOR Dealer or substitute LIBOR Dealers to provide the quotation or quotations not being supplied by any LIBOR Dealer or LIBOR Dealers. The Fund shall promptly advise the Auction Agent of any such selection.  Notwithstanding the foregoing, if the LIBOR Rate is not available, the Auction Agent shall use the LIBOR Rate as determined on the previous Auction Date.

(iii)          If any Treasury Index Rate or Treasury Note Rate is to be based on rates supplied by U.S. Government Securities Dealers and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Rate, the Auction Agent shall promptly notify the Fund so that the Fund can determine whether to select a substitute U.S. Government Securities Dealer or substitute U.S. Government Securities Dealers to provide the quotation or quotations not being supplied by any U.S. Government Securities Dealer or U.S. Government Securities Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

(e)           (i)            The Auction Agent shall register in the Existing Holder Registry a transfer of Preferred Shares from an Existing Holder to another Person only if (i) such transfer is pursuant to an Auction or (ii) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified in writing, which may be in Electronic Means acceptable to the Auction Agent, by the Existing Holder that is the transferor of such transfer.  The Auction Agent is not required to accept any notice of transfer delivered prior to an Auction unless it is received by the Auction Agent by 11:00 a.m. on the Auction Date on which the applicable Auction is taking place.  The Auction Agent shall rescind a transfer made on the registry of the Existing Holders of any Preferred Shares if the Auction Agent has been notified in writing, which may be in Electronic Means acceptable to the Auction Agent, by the Agent Member or the Broker-Dealer of any Person that (i) purchased any Preferred Shares and the seller failed to deliver such shares or (ii) sold any Preferred Shares and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares

(ii)           In the event of any partial redemption of Preferred Shares, upon notice in writing by the Fund to the Auction Agent of such partial redemption, the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent in writing of the identities of the Agent Members (and the respective numbers of shares) from the accounts of which shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption.  At least two Business Days prior to the Auction preceding the date of redemption, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares are to be redeemed) the number of Preferred Shares of each such Existing Holder, if any, to be redeemed by the Fund, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder’s Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as having ownership of the number of Preferred Shares shown in the Auction Agent’s registry of Existing Holders.

2.3           Auction Schedule.

The Auction Agent shall normally conduct Auctions every seven days after the first Auction, in accordance with the schedule set forth below.  Such schedule may be changed by the Auction Agent at the direction of the Fund.  The Auction Agent shall give notice of any such change to each Broker-Dealer.  Such notice shall be received prior to the first Auction Date on which any such change shall be effective.  Notwithstanding the foregoing, the Auction Agent will follow the Securities Industry Financial Markets Association’s Market Practice U.S. Holiday Recommendations for shortened trading days for the bond markets (the “SIFMA Recommendation”) unless the Auction Agent is instructed otherwise. In the event of a SIFMA Recommendation on an Auction Date the Submission Deadline will be 11:30 a.m., instead of 1:00 p.m., and as a result the notice of auction results will occur at an earlier time.

Time	Event

By 9:30 am.	Auction Agent shall advise the Fund and the Broker-Dealers of Maximum Rate as set forth in Section 2.2(d)(i) hereof.

9:30 a.m. - 1:00 p.m.	Auction Agent shall assemble information communicated to it by Broker-Dealers as provided in Section C(a) of Part II of Article X of the Bylaws. Submission deadline is 1:00 p.m.

Not earlier than 1:00 p.m.	Auction Agent shall make determinations pursuant to Section C(a) of Part II of Article X of the Bylaws.

By approximately 3:30 p.m. (and not later than the close of business)

Auction Agent shall advise the Fund of the results of the Auction as provided in Section C(b) of Part II of Article X of the Bylaws.

Submitted Bids and Submitted Sell Orders will be accepted and rejected in whole or in part and Preferred Shares will be allocated as provided in Section D of Part II of Article X of the Bylaws. Auction Agent shall give notice of the Auction results as set forth in Section 2.4 hereof.

2.4           Notice of Auction Results.

On each Auction Date, the Auction Agent shall notify Broker-Dealers of the results of the Auction (i.e., the resulting rate and those bids accepted and rejected) by telephone or other Electronic Means acceptable to the parties.  The Auction Agent, unless instructed otherwise by the Fund, is authorized (but not required) to release the Auction Rate after each Auction for public dissemination.

2.5           Broker-Dealers.

(a)           Not later than 12:00 noon on each Auction Date, the Fund shall pay to the Auction Agent in federal funds or similar same-day funds an amount in cash equal to the aggregate fees payable to Broker-Dealers pursuant to Section 3.5 of the Broker-Dealer Agreements. The Auction Agent shall apply such moneys as set forth in Section 3.5 of the Broker-Dealer Agreements and shall thereafter remit to the Fund any remaining funds paid to the Auction Agent pursuant to this Section 2.5(a).

(b)           The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed in writing by the Fund.

(c)           The Auction Agent from time to time shall enter into such Broker-Dealer Agreements as the Fund shall request in writing.

2.6           Ownership of Preferred Shares and Submission of Bids by the Fund and Its Affiliates.

Neither the Fund nor any Affiliate of the Fund may submit any Sell Order or Bid, directly or indirectly, in any Auction, except that an Affiliate of the Fund that is a Broker-Dealer may submit a Sell Order or Bid on behalf of a Beneficial Owner or a Potential Beneficial Owner.  The Fund shall notify the Auction Agent in writing if the Fund or, to the best of the Fund’s knowledge, any Affiliate of the Fund becomes a Beneficial Owner of any Preferred Shares.  Any Preferred Shares redeemed, purchased or otherwise acquired (i) by the Fund shall not be reissued, except in accordance with the requirements of the Securities Act of 1933, as amended (“Securities Act”) or (ii) by its Affiliates shall not be transferred (other than to the Fund).  The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

2.7           Access to and Maintenance of Auction Records.

The Auction Agent shall afford to the Fund, its agents, independent public accountants and counsel, access at reasonable times during normal business hours to review and make extracts or copies (at the Fund’s sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant or counsel shall furnish the Auction Agent with a letter from the Fund requesting that the Auction Agent afford such person access at least one Business Day prior to the date of such access.  The Auction Agent shall maintain records relating to any Auction for a period of at least two years after such Auction (unless requested in writing by the Fund to maintain such records for such longer period not in excess of six years, then for such longer period), and such records, in reasonable detail, shall accurately and fairly reflect the actions taken by the Auction Agent hereunder.  The Fund agrees to keep confidential any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction, and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.7.  The Fund reserves the right to disclose any such information if it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having authority to compel such disclosure, or if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to the Fund.  Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, provided that such agent, accountant or counsel may reserve the right to disclose any such information if it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi judicial agency or authority having authority to compel such disclosure, or if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless, with respect to item (ii), the Broker-Dealer shall have offered indemnification satisfactory to such agent, accountant or counsel. The Auction Agent shall have no responsibility for, and shall have no liability in connection with, the Fund’s performance of its duties under this Section 2.7; nothing in this sentence shall relieve the Auction Agent of its duties under this Section 2.7.

III.           THE AUCTION AGENT AS PAYING AGENT.

3.1           The Paying Agent.

The Board of Trustees of the Fund has adopted a resolution appointing The Bank of New York as Auction Agent and Paying Agent.  The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of Article X of the Bylaws which are specified herein with respect to the Preferred Shares and as set forth in this Section 3.  If there is any conflict between its standard procedures and this Agreement, the terms of this Agreement will govern.

3.2           The Fund’s Notices to the Paying Agent.

Whenever any Preferred Shares are to be redeemed, the Fund promptly shall deliver to the Paying Agent a Notice of Redemption, which will be mailed by the Paying Agent to each Holder at least five Business Days prior to the date such Notice of Redemption is required to be mailed pursuant to Article X of the Bylaws.  Subject to the standards of Section 6.1 of this Agreement, the Paying Agent shall have no responsibility to confirm or verify the accuracy of any such notice.

3.3           The Fund to Provide Funds for Distributions and Redemptions.

(a)           Not later than 12:00 noon on each Distribution Payment Date, the Fund shall deposit with the Paying Agent an aggregate amount of federal funds or similar same-day funds equal to the declared distributions to be paid to Holders on such Distribution Payment Date, and shall give the Paying Agent irrevocable written instructions to apply such funds to the payment of such distributions on such Distribution Payment Date.

(b)           If the Fund shall give a Notice of Redemption, then by noon of the date fixed for redemption, the Fund shall deposit in trust with the Paying Agent an aggregate amount of federal funds or similar same-day funds sufficient to redeem such Preferred Shares called for redemption and shall give the Paying Agent irrevocable written instructions and authority to pay the redemption price to the Holders of Preferred Shares called for redemption upon surrender of the certificate or certificates therefor.

3.4           Disbursing Distributions and Redemption Price.

After receipt of the funds and instructions from the Fund described in Section 3.3 above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Distribution Payment Date, distributions on the Preferred Shares, and (ii) on any date fixed for redemption, the redemption price of any shares of Preferred Shares called for redemption.  The amount of distributions for any Distribution Period to be paid by the Paying Agent to Holders will be determined by the Fund as set forth in Section B of Part I of Article X of the Bylaws.  The redemption price to be paid by the Paying Agent to the Holders of any shares of Preferred Shares called for redemption will be determined by the Fund as set forth in Section K of Part I of Article X of the Bylaws.  The Paying Agent shall have no duty to determine the redemption price and may rely on the amount thereof set forth in the Notice of Redemption.

IV.           THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR.

4.1           Original Issue of Share Certificates.

On the Date of Original Issue for any Preferred Shares, one certificate for the Preferred Shares shall be issued by the Fund and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent.

4.2           Registration of Transfer or Exchange of Shares.

Except as provided in this Section 4.2, the Preferred Shares shall be registered solely in the name of the Securities Depository or its nominee.  If the Securities Depository shall give notice of its intention to resign as such, and if the Fund shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then, upon such resignation of the Securities Depository, the Preferred Shares, at the Fund’s request, may be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent to be properly endorsed for transfer with (a) all necessary endorsers’ signatures guaranteed in such manner and form and by such guarantor as the Paying Agent may reasonably require, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer or exchange or funds necessary for the payment of such taxes. During any period when the certificate or certificates for Preferred Shares are not held by a Securities Depository or its nominee in book-entry form, no Auctions shall be held and this Agreement may be terminated at the instance of either party as soon as practicable.

4.3           Removal of Legend.

Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing Preferred Shares shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Fund Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

4.4           Lost, Stolen or Destroyed Shares Certificates.

The Paying Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Fund.  The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates.  Any request by the Fund to the Paying Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Fund to the Paying Agent that such issuance will comply with provisions of applicable law and Article X of the Bylaws and resolutions of the Fund.

4.5           Disposition of Canceled Certificates: Record Retention.

The Paying Agent shall retain stock certificates which have been canceled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission (the “Commission”) for at least two calendar years from the date of such cancellation.  The Paying Agent, upon written request by the Fund, shall afford to the Fund, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Fund’s sole cost and expense) of such certificates and accompanying documentation.  Upon written request by the Fund at any time within the six month period commencing immediately after the expiration of this two-year period, the Paying Agent shall deliver to the Fund the canceled certificates and accompanying documentation.  The Fund, at its expense, shall retain such records for a minimum additional period of at least four calendar years from the date of delivery of the records to the Fund and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the Commission.  The Fund also shall undertake to furnish to the Commission, upon demand, either at its principal office or at any regional office, complete, correct and current hard copies of any and all such records.  Thereafter, such records shall not be destroyed by the Fund without the approval of the Paying Agent, which approval shall not be withheld unreasonably, but will be safely stored for possible future reference.

4.6           Stock Register.

The Paying Agent shall maintain the stock register, which shall contain a list of the Holders, the number of shares held by each Holder and the address of each Holder.  The Paying Agent shall record in the stock register any change of address of a Holder upon written notice by such Holder.  In case of any written request or demand for the inspection of the stock register or any other books of the Fund in the possession of the Paying Agent, the Paying Agent will notify the Fund and secure instructions as to permitting or refusing such inspection.  The Paying Agent reserves the right, however, to exhibit the stock register or other records to any person in case (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

4.7           Return of Funds.

Any funds deposited with the Paying Agent by the Fund for any reason (other than for the payment of amounts due to the Paying Agent) under this Agreement, including for the payment of distributions or the redemption of Preferred Shares, that remain with the Paying Agent after 12 months shall be repaid to the Fund upon written request by the Fund.

V.            REPRESENTATIONS AND WARRANTIES.

5.1           Representations and Warranties of the Fund.

The Fund represents and warrants to the Auction Agent that:

(i)            the Fund is duly organized and is validly existing as a Delaware statutory trust under the laws of the State of Delaware, and has full power to execute and deliver this Agreement and to authorize, create and issue the Preferred Shares;

(ii)           the Fund is registered with the Commission under the 1940 Act as a closed-end, diversified, management investment company;

(iii)          this Agreement has been duly and validly authorized, executed and delivered by the Fund and constitutes the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles;

(iv)          the form of the certificate evidencing the Preferred Shares complies with all applicable laws of the State of Delaware;

(v)           the Preferred Shares have been duly and validly authorized by the Fund and, upon completion of the initial sale of the Preferred Shares and receipt of payment therefor, will be validly issued by the Fund, fully paid and nonassessable;

(vi)          at the time of the offering of the Preferred Shares, the shares offered will be registered under the Securities Act and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will be required in connection with the issuance of shares of the Preferred Shares, except such action as required by applicable state securities laws;

(vii)         the execution and delivery of this Agreement and the issuance and delivery of the Preferred Shares do not and will not conflict with, violate, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Agreement and Declaration of Trust of the Fund, as amended, any order or decree of any court or public authority having jurisdiction over the Fund, or any mortgage, indenture, contract, agreement or undertaking to which the Fund is a party or by which it is bound; and

(viii)        no taxes are payable upon or in respect of the execution of this Agreement or will be payable upon or in respect of the issuance of the Preferred Shares.

5.2           Representations and Warranties of the Auction Agent.

The Auction Agent represents and warrants to the Fund that:

(i)            the Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement; and

(ii)           this Agreement has been duly and validly authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

VI.           THE AUCTION AGENT.

6.1           Duties and Responsibilities.

(a)           The Auction Agent is acting solely as agent for the Fund hereunder, owes no fiduciary duties to any Person by reason of this Agreement, and owes no duties, fiduciary or otherwise, to any other Person by reason of this Agreement.

(b)           The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

(c)           In the absence of willful misconduct or gross negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement.

(d)           In no event shall the Auction Agent be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.2           Rights of the Auction Agent.

(a)           The Auction Agent may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized hereby and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine.  The Auction Agent shall not be liable for acting or refraining from acting upon any telephone communication, Electronic Means or other means reasonably acceptable to the parties authorized hereby which the Auction Agent reasonably believes in good faith to have been given by the Fund or by a Broker-Dealer.  The Auction Agent may record telephone communications with the Fund or with the Broker-Dealers or with both.

(b)           The Auction Agent may consult with counsel of its choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reasonable reliance thereon.

(c)           The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.  The Auction Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Fund.

(d)           The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys (other than its officers and employees) and shall not be responsible for the negligence or misconduct of any such agent or attorney selected and appointed by it.

(e)           The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining the pertinent facts necessary to make such judgment.

(f)            The Auction Agent shall not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own. The Auction Agent makes no representations as to and shall have no liability with respect to the correctness of the recitals in, or the validity, accuracy or adequacy of this Agreement, any Broker-Dealer Agreement, any offering material used in connection with the offer and sale of the Preferred Shares or any other agreement or instrument executed in connection with the transactions contemplated herein or in any thereof, or be responsible for or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document under this Agreement or any Broker-Dealer Agreement.  The Auction Agent shall not be obligated to take any legal action hereunder that might, in its judgment, involve any expenses or liability, unless it has been furnished with indemnity satisfactory to it.  The Auction Agent shall have no obligation or liability in respect of the registration or exemption therefrom of the Preferred Shares (or any beneficial ownership interest therein) under federal or state securities laws in respect of the sufficiency or the conformity of any transfer of the Preferred Shares (or any beneficial ownership interest therein) pursuant to the terms of the Auction Agency Agreement, any Broker Dealer Agreement, or any other document contemplated thereby or related thereto.

(g)           Whenever in the administration of the provisions of this Agreement the Auction Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter may, in the absence of gross negligence or willful misconduct on the part of the Auction Agent, be deemed to be conclusively proved and established by a certificate signed by the Fund or the Broker-Dealer, and delivered to the Auction Agent and such certificate, in the absence of gross negligence or willful misconduct on the part of the Auction Agent, shall be full warrant to the Auction Agent for any action taken or omitted by it under the provisions of this Agreement upon the faith thereof.  Upon receipt of any such certificate signed by the Fund or a Broker-Dealer, the Auction Agent shall promptly provide a copy of said certificate to the Broker-Dealer or the Fund, respectively.

(h)           The Auction Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document furnished by Fund or the Broker-Dealer, except to the extent that such failure to investigate would be deemed grossly negligent.

(i)            Any corporation into which the Auction Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Auction Agent shall be a party, or any corporation succeeding to the Dealing and Trading business of the Auction Agent shall be the successor of the Auction Agent hereunder, with the consent of the Fund but without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where any instrument of transfer or assignment may be required by law to effect such succession, anything herein to the contrary notwithstanding.

6.3           Compensation, Expenses and Indemnification.

(a)           The Fund shall pay to the Auction Agent from time to time such reasonable compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as shall be set forth in a separate writing signed by the Fund and the Auction Agent, subject to adjustments if the Preferred Shares no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase or decrease materially the Auction Agent’s obligations hereunder or under the Broker-Dealer Agreements.  The fee provided for herein represents compensation for the services of the Auction Agent in conducting Auctions.

(b)           The Fund shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to its gross negligence or willful misconduct, or that of its officers, directors or employees.

(c)           The Fund shall indemnify the Auction Agent and its officers, directors, employees and agents for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Auction Agent arising out of or in connection with its agency under this Agreement and under the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim of liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from its gross negligence or willful misconduct, or that its officers, directors or employees.

6.4           Force Majeure

The Auction Agent shall not be responsible for or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; acts of terrorism; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services (provided that Auction Agent has not been grossly negligent with respect to selection, operation or maintenance of such utilities, computer (hardware or software) or communications service); accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

VII.          MISCELLANEOUS.

7.1           Term of Agreement.

(a)           The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1.  The Fund may terminate this Agreement at any time by so notifying the Auction Agent in writing, provided that, if any Preferred Shares remain outstanding, the Fund shall have entered into an agreement with a successor auction agent.  The Auction Agent may terminate this Agreement upon prior notice to the Fund on the date specified in such notice, which date shall be no earlier than 60 days after delivery of such notice.  The Auction Agent may resign after 30 days following the delivery of notice to the Fund that the Auction Agent has not been paid amounts due to it.  If the Auction Agent terminates this Agreement while any Preferred Shares remains outstanding, the Fund shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

(b)           Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Fund and the Auction Agent under this Agreement shall cease upon termination of this Agreement.  The Fund’s representations, warranties, covenants and obligations to the Auction Agent under Sections 5.1 and 6.3 hereof, and the Auction Agent’s representations and warranties under Section 5.2 hereof shall survive the termination hereof.  Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Fund’s written request, deliver promptly to the Fund copies of all books and records maintained by it in connection with its duties hereunder, and (iii) at the written request of the Fund, transfer promptly to the Fund’s custodian or to any successor auction agent any funds deposited by the Fund with the Auction Agent (whether in its capacity as Auction Agent or as Paying Agent) pursuant to this Agreement which have not been distributed previously by the Auction Agent in accordance with this Agreement.

7.2           Communications.

Except for communications authorized to be made by Electronic Means pursuant to this Agreement or the Auction Procedures all notices, requests and other communications to any party hereunder shall be in writing (which may be by facsimile) and shall be given to such party addressed to it at its address, facsimile number or email address set forth below and, where appropriate, reference the particular Auction to which such notice relates:

If to the Fund,	RMR Real Estate Income Fund
addressed to:	Attn: Adam D. Portnoy
400 Centre Street
Newton, Massachusetts 02458
Telephone No.: (617) 796-8242
Facsimile No.: (617) 796-8225
Email address: APortnoy@reitmr.com

If to the Auction Agent,	The Bank of New York
addressed to:	101 Barclay Street, 7W
New York, New York 10286
Attention: Corporate Trust Dealing and Trading Group — Auction Desk
Telephone No.: (212) 815-3550
Facsimile No.: (212) 815-3440
Email address: BNYCTAUCTIONUNIT@BNYMELLON.com

or such other address, telecopier number or email address as such party hereafter may specify for such purpose by notice to the other party.  Each such notice, request or communication shall be effective when delivered at the address specified herein.  Communications shall be given on behalf of the Fund by a Fund Officer and on behalf of the Auction Agent by an Authorized Officer.

7.3           Entire Agreement.

This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof, except for written agreements relating to the compensation of the Auction Agent.

7.4           Benefits.

Nothing herein, express or implied, shall give to any Person, other than the Fund, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

7.5           Amendment; Waiver.

(a)           This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.  The Fund shall notify the Auction Agent in writing of any change in Article X of the Bylaws prior to the effective date of any such change.  If any such change in Article X of the Bylaws materially increases or alters the Auction Agent’s obligations hereunder, the Fund shall obtain the written consent of the Auction Agent prior to the effective date of such change.

(b)           Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

7.6           Successors and Assigns.

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Fund and the Auction Agent.  This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be withheld unreasonably.

7.7           Severability.

If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

7.8           Execution in Counterparts.

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

7.9           Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (including, without limitation, Section 5-1401 of the New York General Obligations Law, or any successor to such statute) applicable to agreements made and to be performed wholly in said state.

7.10         Jurisdiction; Waiver of Trial by Jury.

The parties agree that all actions and proceedings arising out of this Auction Agency Agreement or any of the transactions contemplated hereby shall be brought in the County of New York, and, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such County.  Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

RMR REAL ESTATE INCOME FUND

By:
Name: Adam D. Portnoy
Title: President

THE BANK OF NEW YORK, as Auction Agent

By:
Name:
Title:

[SIGNATURE PAGE TO AUCTION AGENCY AGREEMENT]

EXHIBIT A

RMR REAL ESTATE INCOME FUND

THE BANK OF NEW YORK,

as Auction Agent

BROKER-DEALER AGREEMENT

dated as of                , 2009

Relating to

Series M Auction Preferred Shares

Series T Auction Preferred Shares

Series W Auction Preferred Shares

Series Th Auction Preferred Shares

Series F Auction Preferred Shares

of

RMR REAL ESTATE INCOME FUND

<BROKER DEALER

A-1